SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of July 1, 2011 (this "Supplemental Indenture"), among NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (the "Company"), NEEDLES ACQUISITION LLC, a Delaware limited liability company ("Merger Sub"), and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a
national banking association organized and existing under the laws of the United States, as successor trustee (the "Trustee"). Unless otherwise specified, capitalized terms used herein have the meaning assigned to them in the Indenture (as defined below).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of August 19, 1997, by and between the Company and the Trustee (as amended, supplemented, or otherwise modified, the "Indenture"), pursuant to which the Company has issued $55,000,000 aggregate principal amount of the Company's 6.90% Medium Term Notes, Series C, due 2037 and $40,000,000 aggregate principal amount of the Company's 6.59% Medium-Term Notes, Series C, due 2038 (collectively, the "Notes");

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of February 27, 2011 (the "Merger Agreement"), with Ventas, Inc., a Delaware corporation ("Ventas"), and Merger Sub, pursuant to which, on the terms and conditions set forth therein, the Company will merge with and into Merger Sub (the "Merger"), with Merger Sub surviving as a wholly owned subsidiary of Ventas;

WHEREAS, (I) Merger Sub is a Delaware limited liability company and desires to assume the obligations of the Company under the Indenture; (2) immediately after giving effect to the Merger, no Event of Default (and no event which, after the notice or lapse of time or both, would become an Event of Default) will have occurred and be continuing; and (3) the Company has furnished, or caused to be furnished, to the Trustee, and the Trustee has received, (a) a copy of the resolutions of the Board of Directors of the Company authorizing the execution of this Supplemental Indenture and (b) an Officers' Certificate and an Opinion of Counsel, each stating that the Merger and this Supplemental Indenture comply with Article Eight of the Indenture and that all conditions precedent provided for in the Indenture related to the Merger have been complied with;

WHEREAS, pursuant to Section 901 of the Indenture, without the consent of any Holders of the Notes, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures, in form satisfactory to the Trustee, to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture have been complied with; and

WHEREAS, this Supplemental Indenture, and the amendments and waivers effected hereby, shall be effective and binding immediately upon its execution by the Company, Merger Sub and the Trustee.

NOW, THEREFORE, the Company and Merger Sub hereby covenant and agree with the Trustee for the equal and proportionate benefit of the Holders as follows:

ARTICLE 1
ASSUMPTION

Section 1.01 .Assumption. Merger Sub hereby expressly assumes, effective upon the consummation of the Merger, with the same effect as if Merger Sub had been named as the Company in the Indenture, the due and punctual payment of the principal of (and premium, if any) and interest on and any Additional Amounts payable with respect to, all the Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed.

ARTICLE 2
MISCELLANEOUS

Section 2.01    Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company, Merger Sub and the Trustee, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect.

Section 2.02    Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to and in implementation of the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together.

Section 2.03    Trust Indenture Act Controls. If any provision of the Indenture, as amended by this Supplemental Indenture, limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 2.04    GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 2.05    Successors. All agreements of the Company in the Indenture, as amended by this Supplemental Indenture, and the Notes shall bind its successors. All agreements of the Trustee in the Indenture, as amended by this Supplemental Indenture, shall bind its successors.

Section 2.06 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.07    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.08    Severability. In case any provision in the Indenture, as amended by this Supplemental Indenture, or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.09    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[ Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

NATIONWIDE HEALTH PROPERTIES, INC.

By:    /s/ Abdo H. Khoury
Name: Abdo H. Khoury
Title: Chief Financial Officer & Portfolio Officer
Executive Vice President

NEEDLES ACQUISITION LLC

By: /s/ T. Richard Riney______________
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST
COMPANY, N.A.

By: /s/ Melonee Young
Name: Melonee Young
Title: Vice President

[Signature Page to Supplemental Indenture (1997 Indenture)]